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                                                                   EXHIBIT 10.10

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT dated as of April 11, 2000 (the "Agreement"), is between Viacell, Inc. (formerly known as t.Breeders, Inc.) (the "Company"), a Delaware corporation, with its principal place of business at One Innovation Drive, Worcester, Massachusetts 01605 and Morey Kraus (the "Executive"), who currently resides at 167 Richmond Avenue, Worcester, MA 01602-l541.

         WHEREAS, the Executive is presently serving as the President of the Company;

         WHEREAS, the Executive and the Company are parties to a Non-Competition and Assignment of Invention Agreement (the "Old Noncompetition Agreement") dated as of November 26, 1997;

         WHEREAS, concurrently with this Agreement, the Executive and the Company desire to terminate the Noncompetition Agreement and enter into an Amended and Restated Non-Competition and Assignment of Invention Agreement (the "Amended Noncompetition Agreement");

         WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Viacord, Inc. ("Viacord"), a Delaware corporation, dated as of April 11, 2000, which contemplates, among other things, the merger of a wholly-owned subsidiary of the Company with and into Viacord with Viacord being the surviving entity (the "Merger"); and

         WHEREAS, the Executive and the Company desire to set forth the terms and conditions of the Executive's continued employment by the Company immediately following the Merger, and the Executive desires to accept such employment on the terms and conditions provided in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment; Title and Duties; Extent of Services. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company to serve as Chief Technical Officer of the Company and to perform such specific duties as may reasonably be assigned to the Executive from time to time by the Board of Directors of the Company (the "Board"). The Executive agrees to serve in such capacity, to devote his best efforts and full working time, attention and energy to the performance of such duties until termination of his employment under this Agreement. The Executive shall Initially report directly to the Board and after the Company appoints a Chief Executive Officer of the Company, the Executive will report to such Chief Executive Officer.

2. Term of Employment. The Company agrees to employ the Executive, and the Executive agrees to serve the Company for a period, commencing at the Effective Time of the

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Merger (as defined in the Merger Agreement) (the "Effective Date") and continuing through the period ending one (1) year following the Effective Time (the "Initial Employment Period") unless Executive's employment is earlier terminated pursuant to the terms of Section 4. At the end of the Initial Employment Period (and any renewal period provided for herein), this Agreement shall automatically be extended for additional one year periods (the "Renewal Period") unless either party hereto gives a written notice of non-renewal delivered not less than three (3) months prior to the end of the Initial Employment Period or any Renewal Period.

3.   Compensation and Benefits.

     3.1 Base Salary. For the period from the Effective Date until December 31, 2000, the Company shall pay to the Executive a base salary of $185,000 per year (the "Base Salary"), pro rated for such portion of a year and payable in substantially equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time. For the 2001 fiscal year and thereafter, the Executive's Base Salary shall be subject to adjustment, as determined by mutual agreement between the Board and the Executive.

     3.2 Bonus. In addition to the Base Salary, the Executive shall be entitled to participate in the Company's incentive compensation programs for senior executive officers existing from time to time, including, without limitation, a performance bonus program pursuant to which the Executive shall be entitled to receive an annual incentive award (the "Performance Bonus") based on the achievement of certain performance milestones to be mutually agreed upon by the Board and the Executive for the relevant fiscal year. At the end of the first year of this Agreement, the Company shall pay to the Executive a maximum Performance Bonus of(i) $30,000 in cash or (ii) 10,000 shares of the Company's Common Stock (the "Initial Bonus") if the Executive achieves the performance milestones mutually agreed upon by the Executive and the Board for the 2000 fiscal year. The Initial Bonus shall be payable to the Executive, at his election, in the form of cash or shares of the Company's Common Stock within 30 days of the award of the Initial Bonus by the Board. Thereafter, the Executive shall be entitled to an annual Performance Bonus and any other bonuses as shall be determined in the sole discretion of the Board. In determining whether the Executive has achieved the annual performance milestones for any fiscal year under any of the Company's incentive compensation programs or otherwise in respect of the Performance Bonus, extraordinary, nonrecurring non-cash items of income and expense shall be disregarded.

     3.3 Stock Options. As further compensation for his services hereunder, on the Effective Date, the Company shall grant to the Executive incentive stock options to purchase 250,000 shares (the "Options") of the Company's Common Stock, $.01 par value per share under the Company's 1998 Equity Incentive Plan (the "1998 Plan"), at an exercise price of $0.30 per share. The Options shall become exercisable as to 25% on the first anniversary of the Effective Date and as to an additional 25% on each of the next three anniversaries of the Effective Date; provided, however, that the Options shall be subject to acceleration pursuant to the terms of Section 6 hereof. The Options shall have a term of ten years, and shall be subject to such other terms and conditions consistent with the form of incentive stock option certificate most recently approved by the Board for use under the 1998 Plan.

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     3.4 Fringe Benefits. During the term of the Executive's employment hereunder, the Executive shall be entitled to participate in all special benefit or perquisite programs and employee benefit plans and programs of the Company established or made available to its senior executive officers (including, without limitation, any health, dental, short and long term disability, group term and supplemental life insurance, accidental death and dismemberment, savings and retirement plans). The Executive shall be entitled to receive benefits no less favorable than those provided to other senior executives of the Company.

     3.5 Vacation. The Executive shall be entitled to the number of days of paid vacation per calendar year customarily provided by the Company to its senior executive officers and consistent with the Company's vacation policy as in effect from time to time.

     3.6 Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable expenses incurred in connection with his employment by the Company, including, without limitation, reasonable travel, lodging and meal expenses incurred by his in connection with his performance of services hereunder upon submission of supporting documentation, reasonably satisfactory to the Company.

4.   Termination.
     -----------

     4.1 The Executive's employment hereunder may be terminated by the Company under the following circumstances.

         (a) Death. Immediately upon the death of the Executive.

         (b) Disability. At any time, as a result of the Executive's incapacity due to physical or mental illness resulting in a Disability of the Executive. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to substantially perform the services contemplated under this Agreement for a period of 90 consecutive calendar days or more within any six month period during the Initial Employment Term or any Renewal Period, as determined by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician, the two who together shall select a third physician whose determination as to disability shall be binding on both parties.

         (c) For Cause. For purposes of this Agreement the Company shall have "Cause" to terminate the Executive's employment hereunder in the event:

             (1) the Executive shall have willfully failed and continued to fail substantially to perform the duties (other than any failure resulting from the Executive's Disability or any actual or anticipated failure after the issuance by his of a Notice of Termination, as defined in Section 4.6), for thirty (30) days after a written demand for performance is delivered to the Executive on behalf of the Company which specifically identifies the manner in which it is alleged that the Executive has not substantially performed his duties; or

             (2) the Executive shall have engaged in (i) any material misappropriation of funds, properties or assets of the Company, it being understood that

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"material" for these purposes shall take into account both the amount of funds, properties or assets misappropriated and the circumstances thereof (including the intent of the Executive in connection therewith) or (ii) any malicious damage or destruction of any property or assets of the Company, whether resulting from the Executive's willful actions or omissions or the Executive's gross negligence;

             (3) the Executive shall have been convicted of a crime involving moral turpitude or constituting a felony, or

             (4) the Executive shall have materially breached his obligations under this Agreement or the Amended Non-Competition Agreement, and such breach shall remain uncured by the Executive within thirty (30) days following receipt of notice from the Company specifying such breach.

         (d) Without Cause. The Company may terminate (by majority vote of the Board) the Executive's employment hereunder without Cause, upon sixty (60) days prior written notice.

     4.2 The Executive may terminate his employment hereunder for "Reason" in the event the Company breaches any material provision of this Agreement and such breach shall remain uncured by the Company after 30 days following receipt of notice from the Executive specifying such breach. For purposes of this Agreement, the Company shall be in breach of a material provision of this Agreement in the event that it without the express written consent of the
Executive: (a) fails to pay the Executive his Compensation and, or benefits as provided in Section 3 that adversely affects the options; (b) makes any material change to the l998 Plan that would adversely affect the Options; (c) fails to take all steps reasonably necessary and appropriate to effectuate the Executive's election to the Board in accordance with the Amended and Restated Stockholders Agreement dated as of April 11, 2000 between the Company and the stockholders listed on Exhibit A thereto, (d) assigns the Executive to duties inconsistent with the Executive's title, position, duties, and responsibilities, as provided in Section 1 which results in a material diminution in such title, position, duties and responsibilities (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice by the Executive hereof); (e) requires the Executive to relocate a distance of more than 60 miles from downtown Worcester; or (f) fails to secure the assumption of this Employment Agreement, by any acquirer or any corporation with which or into which the Company may be merged or which may succeed to its assets or business.

     4.3 Termination by the Executive without Reason. The Executive may terminate his employment hereunder without Reason, upon sixty (60) days prior written notice.

     4.4 Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 4.1) shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstance which provide a basis for termination of the Executive's employment under the provision so indicated.

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     4.5 Date of Termination. "Date of Termination" shall mean (i) if the
Executive's employment is terminated pursuant to Section 4.1, (a) the date of the Executive's death, (ii) if the Executive's employment is terminated pursuant to Section 4.1(b), 30 days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period) and (iii) if the Executive's employment is terminated pursuant to Section 4.1(c), 4.1(d), 4.2 or 4.3, the date specified in the Notice of Termination, provided that in the case of termination under any of such provisions, the Notice of Termination and termination are in compliance with the provisions of such Sections.

5.   Compensation Upon Termination - Severance Pay.
     ---------------------------------------------

     5.1 If the Executive's employment is terminated under the provisions of Sections 4.1(a), 4.1(b), 4.1(c) or 4.3, the Company shall pay to the Executive his Salary, any earned but unpaid Performance Bonus and benefits through the Date of Termination, including, but not limited to, accrued vacation and he shall not be entitled to any other compensation or severance pay.

     5.2 If the Company shall terminate the Executive's employment without Cause under Section 4.1(d), or if the Executive shall terminate his employment for Reason pursuant to Section 4.2, then the Company shall pay the Executive following amounts and benefits:

         (i) An amount equal to his Ease Salary, and benefits (the "Severance Amount") for a period of the twelve (12) months following The Date of Termination (the "Severance Period"). The amount payable under this Section 5.2(i) shall be in addition to any other cash amounts due and payable, including, but not limited to, accrued vacation. The Severance Amount shall be payable in equal installments over such 12 month period following such termination.

         (ii) Benefits. Executive's coverage under the Company's life, health and dental insurance plans will remain in effect and Executive will be entitled to continue to participate in the Company's retirement plans at the Company's expense (provided, that the Executive pays his contributory share), during the Severance Period, unless Executive notifies the Company in writing that such coverage is no longer necessary. If, because of limitations required by third parties or imposed by law, Executive cannot be provided such benefits through the Company's plans, then the Company will provide Executive with substantially equivalent benefits on an aggregate basis, at its expense.

         (iii) In addition, the Options and any other options then held by the Executive to purchase Common Stock of the Company that are vested at the Date of Termination, (including those options which shall vest in accordance with Section 6 hereof), shall remain exercisable until the expiration of such Options or such other options, as the case may be, or until they sooner terminate in accordance with their terms.

     6. Acceleration of Stock Options. Immediately upon the occurrence of any of the following events, the Options or any other options then held by the Executive to acquire shares

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of the Company's Common Stock shall automatically, without further action by the Executive, become fully vested and exercisable, and each such Option or any other options shall remain exercisable until the expiration, of such Option or other options or until they sooner terminate in accordance with their terms:

         (a) termination of this Agreement by the Company without Cause pursuant to Section 4.1(d);

         (b) termination of this Agreement by the Executive for Reason pursuant to Section 4.2;

         (c) upon the closing of an initial public offering by the Company of shares of its Common Stock in which gross proceeds of at least $20 million are raised and the offering price per share is at least $12.00 per share; and

         (d) upon a Change in Control of the Company. For purposes of this Agreement the term "Change in Control" shall mean:

             (i) a merger, consolidation or similar combination after which 50% or more of the voting stock of the surviving corporation is held by persons who were not stockholders of the Company immediately prior to such merger or combination;

             (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets to one or more persons (other than any wholly owned subsidiary of the Company) in a single transaction or series of related transactions or

             (iii) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with the Company) directly or Indirectly acquires beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders.

7.   Miscellaneous.
     -------------

     7.1 Notices. All notices required or permitted under this Agreement shall be given in writing and be deemed duly given upon personal delivery, telecopy, nationally recognized courier or mailed, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.1.

     7.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     7.3 Entire Agreement. This Agreement and the Amended Non-Competition Agreement, constitute the entire agreement between the parties and supersedes all prior

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agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, the Old Non-Competition Agreement.

     7.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

     7.5 Governing Law. This Agreement shall he construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation `with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by her; and provided further, that the Company shall be and remain liable for the payment to the Executive of all compensation payable to the Executive hereunder, except as and to the extent otherwise agreed to by the Executive in his absolute discretion. During the Executive's lifetime, this Agreement, and all rights of the Executive hereunder shall be enforceable by the Executive's spouse, heirs, distributees, or other legal representatives in the event the Executive is unable to act on his own behalf for any reason whatsoever.

     7.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by The Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     7.8 Captions. The captions of the sections of this Agreement are for the convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

     7.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     7.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                          EXECUTIVE


                                           /s/ Morey Kraus
                                          --------------------------------------
                                          Morey Kraus


                                          t.BREEDERS, INC.


                                          By: /s/ Michael Lytton
                                             -----------------------------------
                                               Name:
                                               Title:


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